Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

RESHAPE LIFESCIENCES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be paid	Equity	Common stock, par value $0.001 per share	457(o)	-	-	$5,000,000	$153.10 per $1,000,000	$765.50
	Other	Pre-funded warrants to purchase common stock(3)	457(g)	-	-	-	-	-
	Equity	Common stock, par value $0.001 per share, underlying pre-funded warrants(2)(4)	457(o)	-	-	-	-	-
	Other	Warrants to purchase common stock(3)	457(g)	-	-	-	-	-
	Equity	Common stock, par value $0.001 per share, underlying warrants(2)	457(o)	-	-	$40,464,014	$153.10 per $1,000,000	$6195.04
	Other	Placement agent’s warrants to purchase common stock(3)	457(g)	-	-	-	-	-
	Equity	Common stock, par value $0.001 per share, underlying placement agent’s warrants(2)(5)	457(o)	-	-	$300,000	$153.10 per $1,000,000	$45.93
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$45,764,014	$153.10 per $1,000,000	$7006.47
	Total Fee Offsets
	Fees Previously Paid(6)							$1730.03
	Net Fee Due							$5276.44

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act. In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants or pre-funded warrants registered hereby.

(4)	The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will be equal to the price per share at which shares are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price of the pre-funded warrants, and the remaining unpaid exercise price of the pre-funded warrants will equal $0.001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the shares to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering. Accordingly, the proposed maximum aggregate offering price of the shares of common stock and pre-funded warrants is $5,000,000.

(5)	Based on an assumed per share exercise price for the placement agent’s warrants of 120% of the public offering price per unit in this offering.

(6)	The registrant previously paid a fee of $1730.03.